 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (which is expected to be filed on January 15, 2010) of Viking Systems, Inc. (the “Company”), relating to the Company's Amended 2008 Equity Incentive Plan, of our report dated April 15, 2009 relating to the financial statements of the Company as of and for the years ended December 31, 2008 and 2007 included in its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on April 15, 2009.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
January 15, 2010